EXHIBIT 10.2



[Date]

[Insert Name and Address of Employee]


Dear ______________:

         The purpose of this letter agreement is to document the terms of severance to which you will be entitled should your employment with Ligand Pharmaceuticals Incorporated (the "Company") terminate without cause (whether or not in connection with a change in control of the Company).

         Specifically, in the event your employment with the Company is terminated without cause, you will be entitled severance payable in a lump sum, equal to six months of your base salary. Payment of the severance is subject to your signing and not revoking an effective general release of claims against the Company and its subsidiaries. You will not be entitled to any severance if you voluntarily leave the Company, or you are terminated for cause. Of course, in addition to the severance you will be entitled to any accrued but unpaid salary, unused vacation or sick days and all reimbursements then owed to you by the Company.

         For purposes of this agreement, "cause" means termination of employment due to: (i) conviction of any felony or other criminal act, (ii) commission of any act of fraud or embezzlement, (iii) unauthorized use or disclosure of confidential or proprietary information or trade secrets of the Company or its subsidiaries, or (iv) any other intentional misconduct on your part which adversely affects the business or affairs of the Company in a material manner.

         Your cash severance will be paid in a lump sum on the 8th day after you sign and have not revoked the required general release.

         All severance paid will be less any required tax and other withholdings.

         If you are entitled to receive any payments or benefits from the Company pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law (collectively referred to as "WARN laws") then the amount of severance payable under this agreement shall be reduced by any and all such payments made by the Company. If you are entitled to receive notice of termination from the Company pursuant to WARN laws, then the severance payable under this agreement shall be reduced by an amount equal to the amount of salary paid during the notice period provided by the Company.

         This letter does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without cause.

         This agreement does not interfere with, replace or otherwise impact any other written agreements that you may have with the Company regarding retention, severance or termination of employment in connection with a change in control of the Company. This agreement does merge and incorporate any and all discussions, understandings and other agreements regarding the subject matter hereof.

         Please indicate your acceptance of the provisions of this severance agreement by signing the enclosed copy of this letter agreement and returning it to the Company.

                                            Very truly yours,



                                            Ligand Pharmaceuticals Incorporated
Agreed and Accepted.


[Name]

Date